Exhibit 99.1

Target Hospitality Announces Second Quarter 2026 Results Highlighting Strong Execution on Recent Contract Awards and Sustained Momentum on Strategic Growth Initiatives

Since January 2026, secured over $1.4 billion of multi-year contract awards across diversified, high-growth strategic Workforce Hospitality Solutions end markets, supporting improved profitability and strong cash generation

Raises Full-Year 2026 Revenue and Adjusted EBITDA(1) Outlook by 11% and 13%, Respectively

THE WOODLANDS, Texas, August 10, 2026 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), one of North America’s largest providers of vertically-integrated modular accommodations and value-added hospitality services, today reported results for the three months ended June 30, 2026.

Financial and Operational Highlights for the quarter ended June 30, 2026

●	Revenue increased 39% to $85.5 million compared to the same period in 2025.
●	Net loss of $9.0 million.
●	Basic and diluted loss per share of $0.09.
●	Adjusted EBITDA(1) increased more than 5x year-over-year to $18.2 million, driven by significant growth in the Company’s Workforce Hospitality Solutions (“WHS”) segment.
●	Generated year-to-date Net Cash Provided by Operating Activities of $111.0 million and Discretionary Cash Flow(1) (“DCF”) of $108.2 million led by a significant increase in advance payments from customers associated with recent WHS segment contract awards.
●	Approximately $141 million of total available liquidity, with a total net leverage ratio of 0.6x as of June 30, 2026.
●	On July 24, 2026, closed a new $660 million asset-based revolving credit facility, significantly enhancing the Company’s financial flexibility through expanded liquidity and reducing borrowing costs by up to 250 basis points.
●	Since January 2026, secured over 9,000 contracted beds in the expanding WHS segment, supported by sustained demand across AI-driven data center and large-scale power generation infrastructure development.
●	Advanced discussions on commercial opportunities across diverse geographic regions to support the accelerating demand for data center, power generation, and other critical infrastructure development.
●	Target Hyper/Scale, focused on highly customizable solutions across high-value WHS segment markets, continues to resonate with prospective customers and supports an active growth pipeline exceeding 20,000 beds of potential opportunities.

TH Q2 2026 Earnings Release

Executive Commentary

“Our second-quarter results demonstrate our ability to execute at scale while simultaneously responding to accelerating customer demand. Since January, we have announced over $1.4 billion of multi-year contract awards representing over 9,000 beds in our rapidly expanding WHS segment.  These accomplishments have strengthened our business fundamentals through durable, long-term contracts, reinforcing confidence in our strategic growth initiatives. Combined with closing a new $660 million credit facility, we have substantial financial flexibility to pursue the deepest commercial growth pipeline in our history," stated Brad Archer, President and Chief Executive Officer.

"Our industry-leading capabilities and proven operational execution continue to drive progress across concurrent community developments, while accelerating end-market demand validates the scalability of our Target Hyper/Scale platform and the strength of our vertically integrated model. These fundamentals underpin ongoing and advanced discussion across a robust pipeline of potential commercial opportunities.  Supported by enhanced liquidity, strong revenue visibility, and consistent cash flows, we believe Target is uniquely positioned to capitalize on a multi-decade secular demand cycle across AI-driven infrastructure, power generation, and critical infrastructure development — delivering sustainable growth and long-term value creation for our shareholders," concluded Mr. Archer.

Financial Results

Second Quarter Summary Highlights

For the Three Months Ended ($ in '000s, except per share amounts) - (unaudited)	June 30, 2026	June 30, 2025
Revenue	$85,455	$61,606
Net loss	$(8,981)	$(14,918)
Loss per share – basic and diluted	$(0.09)	$(0.15)
Adjusted EBITDA(1)	$18,215	$3,503
Average utilized beds	11,760	7,482
Utilization	67%	45%

Revenue was $85.5 million for the three months ended June 30, 2026, compared to $61.6 million for the same period in 2025, a 39% increase.

Adjusted EBITDA(1) was $18.2 million for the three months ended June 30, 2026, compared to $3.5 million for the same period in 2025, a 420% increase.

These increases were primarily driven by significant growth in the Company’s WHS segment and the completion of the ramp-up phases associated with the contract award at the Dilley, Texas community (“Dilley Community”) in the Government segment.

As previously announced multi-year WHS contracts continue to scale over the coming quarters, the combination of strong unit economics and increasing operational leverage is expected to support continued Adjusted EBITDA(1) growth.

Capital Management

The Company had approximately $131.9 million of capital expenditures for the three months ended June 30, 2026, primarily related to growth in the Company’s WHS segment.

As of June 30, 2026, the Company had approximately $6 million of cash and cash equivalents and borrowings of approximately $40 million on the Company’s $175 million credit facility, total available liquidity of approximately $141 million, and a total net leverage ratio of 0.6x.

On July 24, 2026, the Company replaced its prior $175 million asset-based revolving credit facility (the “Previous Facility”) with a new $660 million asset-based revolving credit facility (the "New ABL Facility"). The New ABL Facility, which matures in July 2031, significantly strengthens the Company's liquidity position, extends its debt maturity profile, and enhances financial flexibility.  With this expanded financial capacity, the Company remains focused on disciplined capital deployment to support recently announced contract awards and potential incremental contract wins while maintaining strong liquidity and balance sheet flexibility.

TH Q2 2026 Earnings Release	Page 2 of 14

Business Update

Target's vertically integrated, customer-centric solutions continue gaining traction across rapidly expanding AI infrastructure and power generation markets. Since January 2026, the Company has announced over $1.4 billion in multi-year contract awards, accelerating growth in its WHS segment. These awards are backed by meaningful customer commitments, including advanced payments, helping fund growth investments and support efficient capital deployment. Combined with the New ABL Facility, this gives Target meaningful financial flexibility to simultaneously execute on its existing contract portfolio and expanding commercial pipeline opportunities.

The expanding WHS segment reflects Target's successful pivot toward high-value end markets with long-term secular momentum and its ability to deliver mission-critical solutions for complex customer requirements. Its scalable operating model, vertically integrated capabilities, and Target Hyper/Scale platform enable the Company to efficiently develop and operate customized communities across diverse geographies—supporting customer project execution while providing essential infrastructure, services, and workforce accommodations for the local communities in which they operate.

Target’s multi-decade operational track record of responding to evolving customer needs with innovative, scalable, speed-to-market solutions, combined with building end-market demand, has established the most active and dynamic commercial pipeline in the Company’s history. With more than 9,000 WHS beds contracted since January 2026 and active discussions representing additional potential growth opportunities exceeding 20,000 beds, Target is well positioned to expand existing relationships and win new developments as a trusted, preferred provider.

The financial foundation to pursue this pipeline is equally strong. Target's New ABL Facility expands the Company's capital resources, liquidity, and financial flexibility. Combined with a growing portfolio of high-quality contracts providing strong revenue visibility, predictable cash flows, and attractive unit economics, Target has the financial capacity to fund its growth pipeline while maintaining a disciplined financial profile that supports accelerating demand and value-creating initiatives.

The Company’s modular asset platform further strengthens this financial profile.  Target’s ability to redeploy assets across customers and geographies provide a distinct competitive advantage. Its proven ability to maximize asset utilization over a multi-decade lifecycle enhances capital efficiency and, with strong unit economics and cash flow conversion, supports industry-leading returns on invested capital.

As large-scale infrastructure developments grow more remote, complex, and time-sensitive, customers increasingly rely on Target's integrated turnkey solutions to accelerate execution and address operational challenges. Supported by strong, geographically diverse demand across North America, the Company believes it is in the early stages of a multi-decade investment cycle spanning data centers, power generation, and other critical infrastructure. As a trusted provider of mission-critical services to world-class companies, Target is uniquely positioned to capitalize on this accelerating end-market demand.

Full Year 2026 Financial Outlook

Meaningful growth in the WHS segment continues to validate Target's vertically integrated operating model as a distinct competitive advantage, enabling the Company to meet dynamic customer requirements.  These scalable operations, supported by strong contract unit economics, are anticipated to drive consistent revenue and Adjusted EBITDA(1) growth through the balance of 2026 and form the basis for the Company's increased outlook, reflecting new community activity and the growing contributions of recently awarded WHS contracts.

●	Total revenue between $410 and $420 million
●	Adjusted EBITDA(1) between $85 and $95 million
●	Total Capital Expenditures between $490 and $510 million, excluding acquisitions

As previously announced WHS contract awards continue to ramp through 2026, along with the build-out and completion of more recently announced communities associated with these contract awards into 2027, the Company expects revenue and Adjusted EBITDA(1) growth. Target’s expanding operational scale and strong unit economics are also anticipated to support margin improvement over this period. Together, these factors position the Company to achieve annualized revenue exceeding $700 million and annualized Adjusted EBITDA(1) above $260 million exiting 2027. This projection assumes annual variable revenue from WHS contract awards of approximately $30 million, above the committed minimum.  This projection is supported entirely by Target’s existing contract portfolio and assumes no contribution from the Company's commercial pipeline.

TH Q2 2026 Earnings Release	Page 3 of 14

Segment Results – Second Quarter 2026

Workforce Hospitality Solutions

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	June 30, 2026	June 30, 2025
Revenue	$36,328	$15,042
Adjusted gross profit(1)	$19,435	$3,687

Revenue for the three months ended June 30, 2026, was $36.3 million, with adjusted gross profit of $19.4 million.

The increases were driven by growing contributions across the WHS portfolio, as several communities advanced through their ramp-up phases and more contracted beds transitioned from construction into the services phase. With average WHS utilized beds surpassing 4,000 during the quarter, Target continues to demonstrate the depth of its operational platform, the scalability of its business model, and its ability to support multiple large-scale customer developments concurrently.

The Company expects to benefit from increased operational efficiencies as WHS communities continue to scale.  Combined with strong unit economics, these efficiencies are expected to support continued Adjusted EBITDA(1) growth. Driven by the continued build-out and increased operational activity across recently announced large WHS contracts, Target expects this segment to be the Company’s largest operating segment for full year 2026.

Hospitality & Facilities Services - South

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR) - (unaudited)	June 30, 2026	June 30, 2025
Revenue	$32,639	$36,166
Adjusted gross profit(1)	$7,357	$10,547
Average daily rate (ADR)	$72.36	$69.62
Average utilized beds	4,880	5,632
Utilization	70%	76%

Revenue and adjusted gross profit for the three months ended June 30, 2026, were $32.6 million and $7.4 million, respectively. The year-over-year declines were driven by lower revenue from reduced utilization, partially offset by a decrease in community operating costs and increased ADR.

Target continues to optimize its HFS – South network of communities with a focus on disciplined pricing, cost efficiency and asset utilization, while preserving flexibility to redeploy capacity toward high-return growth opportunities across its broader portfolio.

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	June 30, 2026	June 30, 2025
Revenue	$13,495	$7,487
Adjusted gross profit(1)	$6,396	$(1,080)

Revenue for the three months ended June 30, 2026, was $13.5 million compared to $7.5 million for the same period in 2025. Adjusted gross profit for the period was $6.4 million compared to ($1.1) million for the same period in 2025.

The increases were primarily driven by the reactivation of the Dilley Community in March 2025.

TH Q2 2026 Earnings Release	Page 4 of 14

The Company expects to incur certain transitional costs related to ongoing network optimization initiatives in the Government segment over the balance of 2026, which are expected to temporarily impact segment operating margins and is incorporated into the Company’s full year 2026 outlook.

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	June 30, 2026	June 30, 2025
Revenue	$2,993	$2,911
Adjusted gross profit(1)	$27	$102

This category of operating segments consists of hospitality services revenue not included in other segments. Revenue for the three months ended June 30, 2026, was $3.0 million compared to $2.9 million for the same period in 2025.

TH Q2 2026 Earnings Release	Page 5 of 14

Conference Call

The Company has scheduled a conference call for August 10, 2026, at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the second quarter 2026 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by connecting via phone through one of the following options:

Please utilize the Direct Phone Dial option to be immediately entered into the conference call once you are ready to connect.

Direct Phone Dial

(RapidConnect URL):	https://emportal.ink/4vmVSws

Or the traditional, operator assisted dial-in below.

Domestic:	1-800-836-8184

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated specialty rental modular accommodations and full-service value-added hospitality solutions in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium catering and food services, maintenance, housekeeping, grounds-keeping, concierge, laundry services, logistics, security, recreational facilities services, community management, and community design and construction.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release (including the financial outlook contained herein) are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: operational, economic, including inflation, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry, including growing the HFS – South, Workforce Hospitality Solutions and Government segments; our ability to execute, expand, and manage WHS projects supporting critical mineral development, power generation, and data center infrastructure projects, including risks related to construction execution, permitting, labor availability, and timely completion of community buildouts; our ability to achieve margin improvement through the effective servicing of contracts in our WHS segment; natural disasters and other business disruptions including outbreaks of epidemic or pandemic disease; the duration of any future public health crisis, related economic repercussions and the resulting negative impact to global economic demand; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions, including natural resources, critical minerals, and data center/AI infrastructure; changes in customer capital spending, project schedules, or end-user demand  that may result in delays, non-renewals, or cancellations of contracts, including the contract that is terminable for convenience in the Government segment; our reliance on third party manufacturers, suppliers and service providers; our ability to attract and retain key personnel and maintain workforce availability for specialized hospitality and construction operations; increases in raw material, food, labor or other operating costs; the effect of impairment charges on our operating results; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance coverage; unanticipated changes in our tax obligations; our obligations under various laws and regulations, including those applicable to government contracts; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global, national or local economic and political developments, including any changes in policy under the current or any future U.S. presidential administrations; federal government budgeting and appropriations; our ability to manage

TH Q2 2026 Earnings Release	Page 6 of 14

credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; cybersecurity threats, incidents, or failures of our management information systems; and risks related to our liquidity, access to capital markets, and obligations under existing or future debt agreements, including compliance with financial covenants.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, EBITDA, Adjusted EBITDA, and Discretionary cash flows which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains a forward-looking non-GAAP financial measure Adjusted EBITDA. Reconciliations of this forward-looking measure to its most directly comparable GAAP financial measures are unavailable to Target Hospitality without unreasonable effort. We cannot provide a reconciliation of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliation are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliation would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a minimum of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. Target Hospitality provides an Adjusted EBITDA outlook because we believe that this measure, when viewed with our results under GAAP, provides useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets, loss on impairment, and certain severance costs.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following additional adjustments to EBITDA to exclude certain non-cash items and expense or income items that management believes are not indicative of the Company’s ongoing operating performance:

●	Other expense (income), net: Other expense (income), net includes miscellaneous cash receipts, gains and losses on disposals of property, plant, and equipment and leased assets, community pre-opening costs incurred during ramp-up periods for new customer contracts, and other immaterial expenses and non-cash items. Community pre-opening costs primarily relate to certain operating costs incurred prior to the community becoming fully operational.
●	Transaction expenses: During 2026, the Company incurred legal, advisory, and audit-related fees associated with the secondary public offerings by Arrow Holdings S.à r.l. and MFA Global S.à r.l., entities controlled by investment funds managed by TDR Capital LLP, as well as legal costs related to certain contemplated transactions. During 2025, transaction costs primarily related to legal, advisory and audit-related fees associated with debt related transaction activity related to the 2025 Senior Secured Notes, which were redeemed and paid off on March 25, 2025, and, to a lesser extent, other business development project related transaction activity and remaining costs associated with the Arrow Proposal.
●	Stock-based compensation: Charges associated with stock-based compensation expense, which has been, and is expected to continue to be for the foreseeable future, a significant recurring expense and an important component of the Company’s compensation strategy.
●	Other adjustments: Claim settlement, system implementation costs, and corporate development related costs.

We define Discretionary cash flows as cash flows from operations less maintenance capital expenditures for specialty rental assets.

TH Q2 2026 Earnings Release	Page 7 of 14

Utility and Purposes:

EBITDA reflects Net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale and disposal of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale and disposal of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Target Hospitality also presents Discretionary cash flows because we believe it provides useful information regarding our business as more fully described below. Discretionary cash flows indicate the amount of cash available after maintenance capital expenditures for specialty rental assets for, among other things, investments in our existing business.

Adjusted gross profit, EBITDA, Adjusted EBITDA and Discretionary cash flows are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Gross profit, Net income (loss), or other performance measures derived in accordance with GAAP, or as alternatives to Cash flow from operating activities as measures of Target Hospitality’s liquidity.  Adjusted gross profit, EBITDA, Adjusted EBITDA, and Discretionary cash flows should not be considered as discretionary cash available to Target Hospitality to reinvest in the growth of our business or as measures of cash that is available to it to meet our obligations. In addition, the measurement of Adjusted gross profit, EBITDA, Adjusted EBITDA, and Discretionary cash flows may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believes that Adjusted gross profit, EBITDA, Adjusted EBITDA, and Discretionary cash flows provides useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, lenders, investors and other interested parties as a common performance measure and to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

TH Q2 2026 Earnings Release	Page 8 of 14

Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive loss

($ in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Services income	$51,828	$40,467	$98,339	$90,574
Specialty rental income	30,757	6,716	47,333	21,711
Construction fee income	2,870	14,423	12,564	19,218
Total revenue	85,455	61,606	158,236	131,503
Costs:
Services and construction costs	47,583	45,561	94,321	81,329
Specialty rental	4,657	2,789	8,242	5,282
Depreciation of specialty rental assets	17,418	13,584	32,993	27,256
Gross profit	15,797	(328)	22,680	17,636
Selling, general and administrative	18,753	12,664	33,310	27,469
Other depreciation and amortization	4,120	4,082	8,141	8,055
Other expense (income), net	420	(156)	3,048	106
Operating loss	(7,496)	(16,918)	(21,819)	(17,994)
Loss on extinguishment of debt	—	—	—	2,370
Interest expense, net	1,012	937	1,904	5,266
Loss before income tax	(8,508)	(17,855)	(23,723)	(25,630)
Income tax expense (benefit)	473	(2,937)	(1,780)	(4,253)
Net loss	(8,981)	(14,918)	(21,943)	(21,377)
Less: Net income attributable to the noncontrolling interest	54	13	11	15
Net loss attributable to Target Hospitality Corp. common stockholders	(9,035)	(14,931)	(21,954)	(21,392)

Other comprehensive income (loss)
Foreign currency translation	(190)	21	(216)	17
Comprehensive loss	$(9,171)	$(14,897)	$(22,159)	$(21,360)

Weighted average number shares outstanding - basic and diluted	100,214,415	99,396,381	100,073,385	99,254,946

Net loss per share attributable to Target Hospitality Corp. common stockholders - basic and diluted	$(0.09)	$(0.15)	$(0.22)	$(0.22)

TH Q2 2026 Earnings Release	Page 9 of 14

Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	June 30,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$6,068	$8,348
Accounts receivable, less allowance for credit losses	50,428	56,200
Other current assets	7,374	8,790
Total current assets	63,870	73,338

Specialty rental assets, net	434,683	332,406
Goodwill and other intangibles, net	73,639	80,370
Other non-current assets	81,998	44,091
Total assets	$654,190	$530,205

Liabilities
Accounts payable	$47,406	$44,393
Deferred revenue and customer deposits	21,252	9,282
Other current liabilities	30,198	30,368
Total current liabilities	98,856	84,043

Long-term debt	40,000	—
Other non-current liabilities	145,547	57,102
Total liabilities	284,403	141,145

Stockholders' equity
Common stock and other stockholders' equity	96,804	93,998
Accumulated earnings	273,305	295,259
Total stockholders' equity attributable to Target Hospitality Corp. stockholders	370,109	389,257
Noncontrolling interest in consolidated subsidiaries	(322)	(197)
Total stockholders' equity	369,787	389,060
Total liabilities and stockholders' equity	$654,190	$530,205

TH Q2 2026 Earnings Release	Page 10 of 14

Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Six Months Ended
	June 30,
	2026	2025

Cash and cash equivalents - beginning of period	$8,348	$190,668

Cash flows from operating activities
Net loss	(21,943)	(21,377)
Adjustments:
Depreciation	34,403	28,580
Amortization of intangible assets	6,731	6,731
Other non-cash items	6,611	6,817
Changes in operating assets and liabilities	85,218	(5,750)
Net cash provided by operating activities	$111,020	$15,001

Cash flows from investing activities
Purchases of specialty rental assets	(111,785)	(24,261)
Proceeds from the sale of specialty rental assets and other property, plant and equipment	606	-
Purchase of property, plant, and equipment	(5,624)	(650)
Other investing activities	(34,093)	-
Net cash used in investing activities	$(150,896)	$(24,911)

Cash flows from financing activities
Other financing activities	37,610	(161,543)
Net cash provided by (used in) financing activities	$37,610	$(161,543)

Effect of exchange rate changes on cash and cash equivalents	(14)	22

Change in cash and cash equivalents	(2,280)	(171,431)

Cash and cash equivalents - end of period	$6,068	$19,237

TH Q2 2026 Earnings Release	Page 11 of 14

Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Gross Profit	$15,797	$(328)	$22,680	$17,636

Adjustments:
Depreciation of specialty rental assets	17,418	13,584	32,993	27,256
Adjusted gross profit	$33,215	$13,256	$55,673	$44,892

TH Q2 2026 Earnings Release	Page 12 of 14

Exhibit 5

Target Hospitality Corp.

Reconciliation of Net loss to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Net loss	$(8,981)	$(14,918)	$(21,943)	$(21,377)
Income tax expense (benefit)	473	(2,937)	(1,780)	(4,253)
Interest expense, net	1,012	937	1,904	5,266
Loss on extinguishment of debt	—	—	—	2,370
Other depreciation and amortization	4,120	4,082	8,141	8,055
Depreciation of specialty rental assets	17,418	13,584	32,993	27,256
EBITDA	$14,042	$748	$19,315	$17,317

Adjustments
Other expense (income), net	420	(156)	3,048	106
Transaction expenses	1,106	702	1,438	3,532
Stock-based compensation	2,316	2,091	3,975	3,806
Other adjustments	331	118	381	311
Adjusted EBITDA	$18,215	$3,503	$28,157	$25,072

TH Q2 2026 Earnings Release	Page 13 of 14

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net cash provided by operating activities to Discretionary cash flows

($ in thousands)

(unaudited)

	For the Six Months Ended
	June 30,
	2026	2025

Net cash provided by operating activities	$111,020	$15,001
Less: Maintenance capital expenditures for specialty rental assets	(2,772)	(5,731)
Discretionary cash flows	$108,248	$9,270

Purchase of specialty rental assets	(111,785)	(24,261)
Purchase of property, plant and equipment	(5,624)	(650)
Other investing activities	(34,093)	—
Proceeds from the sale of property, plant and equipment	606	—
Net cash used in investing activities	$(150,896)	$(24,911)

Principal payments on finance and finance lease obligations	(1,200)	(1,184)
Principal payments on borrowings from ABL Facility	(81,300)	(51,000)
Proceeds from borrowings on ABL Facility	121,300	75,000
Repayment of 2025 Senior Secured Notes	—	(181,446)
Distribution paid to noncontrolling interest	(120)	(126)
Proceeds from issuance of Common Stock from exercise of stock options	207	—
Payment of deferred financing costs	(231)	—
Taxes paid related to net share settlement of equity awards	(1,046)	(973)
Payment of debt extinguishment premium costs	—	(1,814)
Net cash provided by (used in) financing activities	$37,610	$(161,543)

TH Q2 2026 Earnings Release	Page 14 of 14